Exhibit 10.4

Form of

OfficeMax Incorporated

2010 Nonqualified Stock Option Award Agreement

Chief Executive Officer (U.S.)

This Nonqualified Stock Option Award (the “Award”) is granted on November 8, 2010 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Ravichandra Saligram (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. Your Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a Nonqualified Stock Option (the “Option”) to purchase up to 600,000 shares of Stock at a price of $ XXXX per share (the “Grant Price”), subject to the terms and conditions of the Plan and this Agreement.

3.	Vesting and Exercisability. Subject to paragraphs 4 and 5, the Option shall become vested and exercisable as follows:

(a)	On each of the first three anniversaries of the Award Date, if you are then employed with OfficeMax, the Option shall become vested and exercisable with respect to one-third of the shares of Stock subject to the Option. If your employment with OfficeMax is terminated before the third anniversary of the Award Date because of your death or Disability, or by you for Good Reason, the Option shall become fully vested and exercisable immediately upon your termination of employment. If your employment with OfficeMax terminates for any other reason before the third anniversary of the Award Date, any portion of the Option that is not then vested and exercisable pursuant to the preceding sentences will be forfeited upon your termination of employment. For purposes of this Agreement, “Cause,” “Good Reason” and “Disability” shall be defined in your Employment Agreement with OfficeMax, dated October __, 2010.

(b)	The Option, to the extent vested, must be exercised on or before the earliest of the following:

(i)	the seventh anniversary of the Award Date;

(ii)	one year after your employment with OfficeMax is terminated because of your death or Disability, provided that you have not, as of the date of the exercise of the Option, violated the provisions of paragraph 8 below;

(iii)	three months after your termination of employment for any other reason.

Notwithstanding the foregoing, if the Option may not be exercised due to a Black-Out Period within the three business days prior to the normal expiration date of the Option, then the expiration date of the Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee.

4.	Termination for Cause. The Option shall be canceled immediately (even if the Option had previously vested fully or partially) if you are terminated for Cause.

5.

Change in Control. In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a

“qualifying termination”, the Option shall become fully vested and exercisable immediately upon the Change in Control, or, in the case of your qualifying termination, upon the date of your qualifying termination for a period of one year from your termination date; provided, that paragraph 3(a) shall still apply with respect to death and Disability. “Change in Control” shall mean a “change in control of the Company” as defined in the change in control letter agreement between you and OfficeMax dated November 8, 2010, and “qualifying termination” shall have the meaning given to such term in such agreement.

6.	Exercise. You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

(a)	broker assisted exercise;

(b)	Stock already owned by you;

(c)	cash; or

(d)	such other methods as may be approved from time to time by the Plan administrator.

You may elect to receive the proceeds of the exercise in either cash or Stock (whole shares only). If the Fair Market Value of a share of Stock on the expiration date of the Option exceeds the exercise price of the Option, the Option will be automatically exercised upon such expiration date.

7.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the exercise of your Option, provided that you do not satisfy such withholding requirements in cash or through Stock already owned by you. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number.

8.	Non-Solicitation and Non-Compete. To the maximum extent allowable under applicable state law, for the period beginning on the Award Date and ending 12 months following your termination of employment with OfficeMax, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OfficeMax, be employed in North America in the same or similar capacity as you were employed by OfficeMax immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. In agreeing to this restriction, you specifically acknowledge the substantial value to OfficeMax of its confidential information and your intimate knowledge of OfficeMax’s business and agree that such constitutes goodwill and a protectable interest of OfficeMax.

In addition to the foregoing and not in limitation thereof, for all periods beginning upon the Award Date and ending 12 months after your termination of employment with OfficeMax for whatever reason, you agree that you shall not directly or indirectly, for your benefit or on behalf of any other party (other than OfficeMax):

(a)	solicit or attempt to solicit any customer of OfficeMax for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services. For purposes hereof, a customer of OfficeMax shall mean any person or business to whom OfficeMax sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months you were employed by OfficeMax,

(b)	solicit or discuss potential employment opportunities with any employee of OfficeMax (other than for opportunities with OfficeMax) or induce or attempt to induce any employee of OfficeMax to leave the employ of OfficeMax, or in any way interfere with the relationship between OfficeMax and any employee thereof without the prior express written consent of OfficeMax,

(c)	offer, hire or cause to be offered or hired any person who was employed by OfficeMax at any time during the 12 months prior to the termination of your employment with OfficeMax, or

(d)	induce or attempt to induce any supplier, or other business relation of OfficeMax to cease doing business with OfficeMax or in any way interfere with the relationship between any such supplier or business relation and OfficeMax (including without limitation making any negative statements or communications about OfficeMax).

9.	Severability. In case any one or more of the terms contained in paragraph 8 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in paragraph 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

10.	Enforcement. You understand that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OfficeMax, and therefore agree that in addition to any other rights OfficeMax has in order to enforce this Agreement, OfficeMax shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

11.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 12; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

12.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before or the Award will be forfeited. Return your executed Agreement to: Latrice Greyer by mail at OfficeMax, 263 Shuman Boulevard (5E217), Naperville, Illinois 60563 or by fax at 1-630-647-3722.

OfficeMax Incorporated	Awardee:	Ravichandra Saligram (Pers ID)

Signature:

Bruce Besanko Executive Vice President, Chief Financial Officer & Chief Administrative Officer	Date:

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